EXHIBIT 99.1

IMPERIAL INDUSTRIES, INC.

Moderator: Danny Ponce

August 15, 2008

8:00 am CT

Coordinator:

Welcome and thank you for standing by for the Imperial Industries Second Quarter Financial Results conference call.

All participants will be in a listen-only mode until the question and answer portion and today’s conference is being recorded. If you have any objections, you may disconnect at this time.

I will now turn the meeting over to the Chairman of the Board, Mr. Danny Ponce. You may begin.

Danny Ponce:

Thank you. Good morning. I’d like to welcome everyone to Imperial Industries’ Investor conference call. The purpose of this conference call is to discuss recent corporate developments relative to yesterday’s second quarter 2008 earnings release.

The second quarter results were released on Thursday, August 14, 2008 after the market closed. If for some reason you’ve not received a copy of the news release, you may obtain a copy from the Company’s website, www.imperialindustries.com.

In addition, the Company refers you to its most recent Form 10-Q filed with the Securities and Exchange Commission on August 14, 2008 for a more in depth discussion of matters related to the Company’s financial performance for the three and six months ended June 30, 2008.

On the call today we have myself, the Company’s Chairman of the Board, S. Daniel Ponce; as well as the Company’s Executive Vice President/Chief Operating Officer, Howard Ehler, and Steven Healy, the Company’s Chief Financial Officer.

I will provide a brief overview of the Company and then will turn it over to Mr. Ehler and Mr. Healy to discuss specific results. Following our remarks, we will entertain any questions you might have.

Before we get started, I’d like to remind you that this conference call may contain forward-looking statements regarding future events or the future financial performance of the Company, including, without limitation, growth opportunities and other statements that refer to the Company’s plans, prospects, expectations, strategies, intentions and beliefs.

These forward-looking statements are based upon the information available to the Company’s management as of today and the Company assumes no obligation to update these statements as circumstances arise.

The Company’s future performance involves many risks, uncertainties and assumptions that are difficult to predict. The Company’s actual results may vary.

Please refer to the cautionary statements regarding such matters included in the Company’s most recent Form 10-Q and our other public filings filed with the Securities and Exchange Commission.

At this time I would like to provide a brief statement regarding the Company’s performance and then turn the discussion over to Mr. Ehler.

The present state of the construction industry continues to negatively impact our operating results and provides a challenging environment for our business operations.

While sales and losses have improved from the first quarter of 2008, we expect current industry conditions will remain for a period of time and as a result we will continue -- excuse that interruption -- to search for additional expense reduction opportunities to better manage our cost structure.

We regularly evaluate the performance of each of our facilities as we look to improve or close unprofitable locations or operations. We expect the actions previously taken by management and ongoing reductions will also benefit future periods and better position the Company when the construction market rebounds.

Now I would like to turn the discussion over to Howard Ehler so he can discuss the actual financial performance of the Company for the second quarter of 2008. Howard?

Howard Ehler:

Thank you, Danny. I’d like to briefly provide the financial highlights for the second quarter ended June 30, 2008.

Net sales for the second quarter ended June 30, 2008 were $11,629,000, compared to $13,576,000 in the same period in 2007.

For the second quarter ended June 30, 2008 the Company had a net loss of $833,000, or $0.33 per diluted share, compared to a net loss of $152,000, or $0.06, per diluted share in the same period in 2007.

Net sales for the six months ended June 30, 2008 were $20,975,000, compared to $30,107,000 for the same period in 2007.

The Company realized a net loss for the six months ended June 30, 2008 of $2,786,000, or $1.11 per diluted share, compared to net income of $229,000 or $0.09 per diluted share for the same period of 2007.

A continuing slowdown in construction activity since the third quarter of 2006 in the Southeastern United States, the Company’s primary trade area, had an adverse effect on the second quarter and six months 2008 results.

The increase in sales from the previous period is - the decrease - excuse me. The decrease in sales from the previous period is primarily a result of weak demand for the Company products because of the steep decline in residential construction activity over the last two years.

During the first half of 2008, the Company continued to make investments in its infrastructure, with the addition of new sales and management personnel, as well as to making capital improvements to upgrade certain facilities.

These actions, together with an investment in inventory to support an expanded line of products for both the residential and commercial markets, was a contributing factor to the increase in sales in the second quarter of 2008 compared to the first quarter of the year.

These initiatives have led to a $653,000 reduction in pretax loss for the second quarter of 2008 compared to the first quarter of 2008.

Danny Ponce:

This is Mr. Ponce again. I’d like to express our appreciation for the continued support of our shareholders, customers, vendors, employees. At this time, we will open up the call to your questions.

Please limit yourself to one question each so that we may have time to allow for follow-up questions. In order to ask questions, callers need to hit star 1 and you’ll be queued up and advised of when to speak.

Again, thank you so much for your participation today. We look forward to your questions. (Joshua)?

Coordinator:

Thank you, sir. Once again, if you would like to ask a question please press star then 1. To withdraw your request, you may press star then 2. Once again, to ask a question please press star then 1 now.

At this time, sir, I have no questions in queue.

Danny Ponce:

Okay. Thank you so much for hearing us today. As always, we look forward to the future, to the skies getting a little brighter out there and hopefully things will continue to improve somewhat from the market we have been in.

But it’s been a lot of hard slugging to do here in our marketplace. We continue to be diligent and working very hard for the benefit of our employees, our shareholders and certainly hope that the market will be better in the future.

Thank you so much for participating this morning. Bye bye.

Howard Ehler:

Bye. Thank you.

END

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